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First Internet Bancorp

Nicole Lorch

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FIRST INTERNET BANCORP REPORTS FIRST QUARTER FINANCIAL RESULTS

INDIANAPOLIS, IN – April 18, 2013 - First Internet Bancorp (NASDAQ Capital Market:INBK), parent company of First Internet Bank of Indiana (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, today announced unaudited financial results for the quarter ended March 31, 2013.

“We are pleased to report another quarter of solid profitability and growth,” said David Becker, Chairman and CEO. “Year over year, first quarter net income rose 30%, our commercial loan portfolio grew 62%, and increased retained earnings boosted shareholders’ equity to $62.76 million, up 10% from first quarter 2012.”

Highlights for the quarter ended March 31, 2013:

•	Net income was $1.49 million or $0.77 per diluted share in first quarter 2013 compared with $1.15 million or $0.60 per diluted share in first quarter 2012.
•	Return on average assets in first quarter 2013 increased to 0.94% from 0.77% in the prior year’s first quarter, and return on average equity rose to 9.64% compared with 8.12% in first quarter 2012.
•	Total assets increased to a record $650.84 at March 31, 2013, compared with $611.84 million at March 31, 2012, and $636.37 million at December 31, 2012.
•	Commercial real estate and commercial & industrial loan portfolios grew to $109.09 million compared with $67.33 million at March 31, 2012.
•	Net interest income after provision for loan loss, reflecting retained mortgage and commercial loan growth and lower interest expense, was $3.68 million in first quarter 2013 compared with $3.36 million in first quarter 2012.
•	Non-interest income for the quarter ended March 31, 2013 was $3.15 million, compared with $2.04 million for the quarter ended March 31, 2012.
•	The company’s tangible book value increased to $30.17 per share in first quarter 2013, compared with $27.30 per share in first quarter 2012.
•	In first quarter 2013, First Internet became an SEC-reporting corporation, and its common stock began trading on the NASDAQ Capital Market.
•	The company paid its first quarterly cash dividend of $0.06 per share of common stock on April 15, 2013

“First Internet’s strong financial performance continues to validate our actions on several fronts to invest in a company capable of considerable growth in assets, earnings, productivity, and efficiency,” Becker commented. “We’ve demonstrated continued success in building our nationwide mortgage origination business, while also building a more diversified revenue stream, including specialty consumer lending and a rapidly growing commercial banking business. We have made meaningful progress over the past few years, with substantial opportunity ahead of us. We expect, and consistently receive, high performance from our team, which is working in unison to build the First Internet brand.”

Becker noted the commercial lending pipeline continues to grow, and that treasury management, ACH services and a corporate credit card were added to product offerings to attract not only loans, but expand commercial banking relationships. “This will enable us to boost fee income sources and grow non-interest bearing commercial deposits, which we anticipate will contribute to a lower cost of funds over time. We expect to demonstrate further gains in non-interest bearing deposits in future periods,” he stated.

Income Statement Reflects Growth in Interest and Non-interest Income Businesses

For the quarter ended March 31, 2013, net income was $1.49 million or $0.77 per diluted share – the highest first quarter earnings in First Internet’s history – compared with net income for the quarter ended March 31, 2012 of $1.15 million or $0.60 per diluted share. Net interest income after provision for loan losses was $3.68 million in first quarter 2013 compared with $3.36 million in first quarter 2012. Loan income rose to $4.97 million in first quarter 2013 compared with $4.73 million in first quarter 2012. The 2013 results reflected a reduction in the company’s loan loss provision to $134,000 compared with $570,000 for the same period in 2012 due to lower delinquency levels.

Total interest expense in first quarter 2013 declined to $1.94 million compared with $2.16 million, reflecting ongoing efforts to re-price interest-bearing accounts as appropriate in the continued low-interest rate environment, and reduced use of higher-cost wholesale funding sources. The ability to grow core deposits to fund lending activity continues to drive a declining use of Federal Home Loan Bank borrowings.

The average cost of funds was 1.39% in first quarter 2013, compared with 1.45% in fourth quarter 2012, and 1.63% in first quarter 2012.

Total non-interest income in first quarter 2013 increased 54.3% to $3.15 million compared with $2.04 million in first quarter 2012. Gains on loans sold drove this growth, up 72% to $3.01 million in first quarter 2013 compared with $1.75 million in first quarter 2012. First quarter 2013 results included a $185,000 one-time loss related to the rebalancing of the mortgage backed securities portfolio. The company ended first quarter 2013 with $61.60 million in loans held for sale, reflecting a continuing strong pipeline of originated loans.

Total non-interest expense in first quarter 2013 was $4.65 million compared with $3.88 million in first quarter 2012. The increase primarily reflected increased salaries and benefits as the year-over year employee count increased from 76 to 105 individuals, primarily in mortgage lending and commercial banking. First quarter 2013 non-interest expense included a one-time $193,000 expense related to listing the company’s common stock on NASDAQ.

Net interest margin was 2.55% at March 31, 2013, compared with 2.77% at March 31, 2012. An improved securities yield as a result of the restructured investment portfolio is expected to positively impact the net interest margin in future periods.

Kay Whitaker, Senior Vice President and CFO, explained, “During the quarter, we seized an opportunity to mitigate cash flow and interest rate risk within our investment portfolio while improving its overall yield. We regularly and actively review our investment strategy and portfolio and are responding to the challenges the continued low interest rate environment provides. First Internet differs from many banking competitors in that we look at our lending and fee-based business lines holistically. The banking industry operates in cycles, and when low rates challenge one business area, they may provide a clear opportunity in another. We look for opportunities to succeed regardless of the interest rate environment, as evidenced by our strong mortgage operation.”

Balance Sheet, Deposit Growth and Asset Quality

The company’s total assets of $650.84 million at March 31, 2013 represented an all-time high for First Internet. Net loans after allowance for loan losses were $352.62 million, compared with $337.04 million at March 31, 2012. The company grew total deposits to $546.67 million at March 31, 2013, compared with $511.37 million at March 31, 2012, primarily reflecting growth in interest-bearing core deposits.

A primary driver of loan growth continued to be the commercial lending team. CRE loans increased 46% to $89.35 million at March 31, 2013, compared with $61.41 million in first quarter 2012. C&I lending grew to $19.74 compared with $5.92 million at March 31, 2012.

“Our commercial banking business has added depth and diversity to First Internet’s loan portfolio mix,” said Ed Roebuck, Senior Vice President and Chief Credit Officer. “In first quarter 2013, commercial real estate loans comprised 25% of our portfolio compared with 18% the year before, while commercial lending grew to 6% of the total portfolio compared with about 2% the year before. We expect continued asset diversification in all areas of our lending business.”

The company’s loan and asset quality remained strong, with non-performing loans at March 31, 2013 declining to $3.73 million compared with $8.72 million at March 31, 2012. The ratio of non-performing loans to total assets was 0.57% in first quarter 2013 compared with 1.42% in first quarter 2012, reflecting a focus on maintaining asset quality. The allowance for loans and lease losses as a percent of total loans was 1.38% at March 31, 2013, compared with 1.60% at March 31, 2012.

Non-interest bearing demand deposit accounts grew to $16.05 million compared with $12.61 million in first quarter 2012, reflecting more relationship banking business with commercial customers. While the company is focused on building non-interest bearing deposits to bring its overall cost of deposits down, the absence of a traditional bricks and mortar branch structure permits it to offer higher rates for interest-bearing accounts, as needed, in order to fund loan growth.

Capital Position

First Internet exceeds all regulatory capital requirements, with a tier 1 capital to average assets ratio of 8.92% at the bank, which exceeds the level to be considered well capitalized under regulatory capital guidelines, and 9.03% at the holding company, with no TARP or SBLF obligations.

Outlook

Becker concluded: “We anticipate further success in our national residential mortgage origination business in 2013. We are seeing promising signs of accelerated new housing starts in the markets we serve, and this is a positive for mortgage or construction lending, as appropriate. The Federal Reserve has indicated its policy is to maintain a low interest rate environment for a prolonged period, so we expect to see strength in our refinance and purchase mortgage volumes for some time. We also continue to win new loans in our specialty vehicle lending business, in which we have demonstrable expertise.

“Despite increasing local competition for quality commercial lending relationships, our commercial loan pipeline moving into the second quarter is robust. We are also beginning to make a name for ourselves in the credit tenant lease financing space with high-quality CRE credit opportunities nationally. We have also partnered with BancAlliance, a national organization that has paired healthy banks together to Identify, evaluate, and refer C&I loan and lease opportunities.

“We continue to maintain a laser-like focus on building shareholder value through our quarterly cash dividends, continued growth, and prudent risk management practices. We believe becoming an SEC-reporting company and joining the NASDAQ Capital Market will complement our financial outreach and communications, and help support increased investor awareness of our company.”

About First Internet Bancorp
First Internet Bancorp (NASDAQ Capital Market: INBK) is the parent company of First Internet Bank of Indiana. First Internet Bank opened for business in 1999. The Bancorp became the parent of the Bank effective March 21, 2006.

About First Internet Bank
First Internet Bank of Indiana is the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans. The bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the company. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: changes in interest rates; risks associated with the regulation of financial institutions and holding companies, including capital requirements and the costs of regulatory compliance; failures or interruptions in communications and information systems; general economic conditions and conditions in the lending markets; competition; the plans to grow commercial lending; the loss of key members of management and other matters discussed in the press release. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports.

Financial Tables Follow

Consolidated Balance Sheet ($000s) (Unaudited)

	03/31/12	12/31/12	03/31/13

Cash and due from banks	1,644	2,881	1,427
Interest-bearing deposits	48,472	29,632	34,479
Securities – Available for Sale	173,764	156,693	164,275
Loans held for sale	22,164	63,234	61,596

Gross loans	338,726	354,490	354,881
Net deferred expenses	4,103	3,671	3,483
Allowance for loan losses	(5,788)	(5,833)	(5,748)
Net loans	337,041	352,328	352,616

Accrued interest receivable	2,248	2,196	2,137
FHLB stock	2,943	2,943	2,943
Bank owned life insurance	11,251	11,539	11,636
Goodwill	4,687	4,687	4,687
Other real estate owned	1,462	3,666	4,208
Premises and equipment	942	793	4,848
Other assets	5,221	5,775	5,984

Total assets	611,839	636,367	650,836

Non-interest bearing demand deposits	12,614	13,187	16,047
Interest bearing demand deposits	67,703	73,660	75,217
Savings and money market deposits	191,788	213,971	223,743
Time deposits	239,268	229,873	231,660
Total deposits	511,373	530,691	546,667

FHLB advances	40,601	40,686	25,713
Accrued interest payable	103	120	91
Accrued payroll and related expenses	937	948	1,323
Other liabilities	1,977	2,572	14,286
Total liabilities	554,991	575,017	588,080

Common stock	41,321	41,508	41,537
Retained earnings	14,043	18,024	19,512
Accumulated other comprehensive income	1,484	1,818	1,707
Shareholders’ equity	56,848	61,350	62,756

Total liabilities & equity	611,839	636,367	650,836

Consolidated Income Statement ($000s) (Unaudited)

	Quarter Ended
	03/31/12	12/31/12	03/31/13

Securities income	1,346	1,017	769
Loan income	4,728	5,035	4,967
Other interest income	17	14	18
Total interest income	6,091	6,066	5,754

Deposit interest expense	1,821	1,697	1,628
Other interest expense	338	341	308
Total interest expense	2,159	2,038	1,936

Net interest income	3,932	4,028	3,818

Provision for loan losses	570	744	134

Net interest income after provision	3,362	3,284	3,684

Service charges and fees	265	223	234
Gain on loans sold	1,750	3,656	3,011
Other-than-temporary impairment loss	-	(47)	(34)
Gain (Loss) on securities	40	(2)	(185)
Loss on asset disposals	(110)	(56)	(79)
Other non-interest income	93	163	198
Total non-interest income	2,038	3,937	3,145

Salaries and employee benefits	1,991	2,462	2,379
Marketing, advertising and promotion	391	353	372
Consulting and professional fees	328	385	653
Data processing	230	215	214
Loan expenses	185	228	80
Premises and equipment	412	683	401
Deposit insurance premiums	98	114	112
Other non-interest expense	247	453	435
Total non-interest expense	3,882	4,893	4,646

Income before taxes	1,518	2,328	2,183

Tax provision	372	774	695

Net Income	1,146	1,554	1,488

Weighted average shares	1,909,723	1,916,078	1,924,148

Earnings Per Share	0.60	0.81	0.77

NON RECURRING ITEMS (pre-tax)
NASDAQ listing expenses			193
Loss on rebalance of securities portfolio			185

			378

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